Exhibit 10.17

INSTRUMENT ADOPTING

LYONDELL CHEMICAL COMPANY

EXECUTIVE SEVERANCE PAY PLAN

LYONDELL CHEMICAL COMPANY hereby adopts the Lyondell Chemical Company Executive Severance Pay Plan, to read in its entirety as the document entitled “Lyondell Chemical Company Executive Severance Pay Plan”, attached hereto.

IN WITNESS WHEREOF, LYONDELL CHEMICAL COMPANY, acting by and through its duly authorized officer, has caused this Instrument to be executed on this 28th day of November, 2005.

ATTEST:	LYONDELL CHEMICAL COMPANY

/s/ JoAnn L. Beck	By:	/s/ Dan F. Smith
JoAnn L. Beck, Assistant Secretary		Dan F. Smith
President and Chief Executive Officer

LYONDELL CHEMICAL COMPANY

EXECUTIVE SEVERANCE PAY PLAN

As Amended and Restated Effective January 1, 2005

LYONDELL CHEMICAL COMPANY

EXECUTIVE SEVERANCE PAY PLAN

(As Amended and Restated Effective January 1, 2005)

1. Purpose. This Lyondell Chemical Company Executive Severance Pay Plan (the “Plan”) is intended to assure Lyondell Chemical Company (the “Company”) that it will have the continued dedication of specified executives and eliminate the distractions of personal uncertainties associated with potential transactions that the Company may undertake in the future by providing for certain severance benefit payments to those executives on employment termination within a specified period following a Change in Control, as defined below.

2. Definitions. The terms set forth below have the following meanings:

“Act” means Code Section 409A, as enacted by the American Jobs Creation Act of 2004, as it may be amended, and all applicable regulations and guidelines issued or promulgated by the appropriate government agency or regulatory body.

“Applicable Annual Earnings” means the sum of a Participant’s annual base salary in effect on the last day of employment with the Employer (or if greater, annual base salary in effect on the date of the Change in Control) and the Participant’s Target Award (whether or not paid) for personal services on the Employer’s behalf. The “Target Award” shall be the actual bonus compensation target for the calendar year when the Change in Control occurs, or if none has been established, the bonus compensation target for the immediately preceding calendar year. Applicable Annual Earnings shall include the Participant’s current annual base salary and Target Award whether paid or deferred, including without limit, amounts contributed by or on behalf of the Participant under any Employer-sponsored plan, such as (i) a plan described in Code Sections 125 or 401(k), or (ii) the Company’s Executive Deferral Plan. This definition of Applicable Annual Earnings excludes any income attributable to stock options, stock appreciation rights, performance awards other than awards under an executive bonus plan described above, dividend credits, and restricted stock granted under, and dividends on shares acquired pursuant to, any stock option plan, restricted stock plan or performance unit plan.

“Board” means the Board of Directors of the Company.

“Change in Control” shall be deemed to have occurred as of the date that one or more of the following occurs:

(i) Individuals who, as of the date hereof, constitute the entire Board (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be considered as though such individual was an Incumbent Director, but excluding, for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, as those terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended or other actual or threatened solicitation of proxies or consents by or on behalf of any Person (as defined below) other than the Board;

(ii) The stockholders of the Company shall approve any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an “Acquisition Transaction”) where (1) the shareholders of the Company immediately before that Acquisition Transaction would not immediately after that Acquisition Transaction beneficially own, directly or indirectly, shares or other ownership interests representing in the aggregate eighty percent (80%) or more of (a) the then outstanding common stock or other equity interests of the corporation or other entity surviving or resulting from the merger, consolidation or recapitalization or acquiring assets of the Company, as the case may be, or of its ultimate parent corporation or other entity, if any (in either case, the “Surviving Entity”), and (b) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Entity or (2) the Incumbent Directors at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the Board of Directors, or similar managing group, of the Surviving Entity;

(iii) The stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or

(iv) Any Person shall be or become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing in the aggregate more than twenty percent (20%) of either (A) the then outstanding shares of common stock of the Company (“Common Shares”) or (B) the Combined Voting Power of all then outstanding Voting Securities of the Company; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Subsection (iv):

(1) Solely as a result of an acquisition of securities by the Company which, by reducing the number of Common Shares or other Voting Securities outstanding, increases (a) the proportionate number of Common Shares beneficially owned by any Person to more than twenty percent (20%) of the Common Shares then outstanding, or (b) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to more than twenty percent (20%) of the Combined Voting Power of all then outstanding Voting Securities;

(2) Solely as a result of an acquisition of securities directly from the Company, except for any conversion of a security that was not acquired directly from the Company;

provided, further, that if any Person referred to in paragraph (1) or (2) of this Subsection (iv) shall thereafter become the beneficial owner of additional shares or other ownership interests representing one percent (1%) or more of the outstanding Common Shares or one percent (1%) or more of the Combined Voting Power of the Company (other than (x) pursuant to a stock split, stock dividend or similar transaction or (y) as a result of an event described in paragraph (1), or (2) of this Subsection (iv)), then a Change in Control shall be deemed to have occurred for purposes of this Subsection (iv).

(iv) For purposes of this Change in Control definition, the following capitalized terms have the following meanings:

(1) “Affiliate” means, as to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person, within the meaning of such terms as used in Rule 405 under the Securities Act of 1933, as amended, or any successor rule.

(2) “Combined Voting Power” means the aggregate votes entitled to be cast generally in the election of the Board of Directors, or similar managing group, of a corporation or other entity by holders of then outstanding Voting Securities of that corporation or other entity.

(3) “Person” means any individual, entity (including, without limitation, any corporation, partnership, trust, joint venture, association or governmental body) or group (as defined in Sections 14(d)(3) or 15(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that Person shall not include the Company, any of its subsidiaries or affiliates or LYONDELL-CITGO Refining LP (“LCR”) , any employee benefit plan of the Company or LCR or any of their subsidiaries or any entity organized, appointed or established by the Company, LCR, or their subsidiaries for or pursuant to the terms of any plan.

(4) “Voting Securities” means all securities of a corporation or other entity having the right under ordinary circumstances to vote in an election of the Board of Directors, or similar managing group, of that corporation or other entity.

“Cause” means: (i) the Participant’s continued and willful refusal to substantially perform his duties (other than a willful refusal to perform a duty which constitutes Constructive Termination for Good Reason or refusal resulting from the Participant’s incapacity due to physical or mental illness), after the Governing Body delivers a demand for substantial performance that specifically identifies the Governing Body’s determination of the manner in which the Participant has not substantially performed his duties, where the Participant’s performance is not cured to the Governing Body’s reasonable satisfaction within thirty (30) days from that demand; (ii) the Participant’s engagement in willful misconduct or dishonesty that is materially injurious, monetarily or otherwise to the Employer; or (iii) a Participant’s final conviction of a felony. Notwithstanding the foregoing, a Participant shall not be deemed terminated for Cause by an Employer without (i) the Employer’s reasonable written notice to a Participant setting forth the reasons the Employer intends to terminate the Participant for Cause and (ii) the Participant’s opportunity, together with his counsel, to be heard before the Governing Body. It is specifically agreed that Cause shall exclude any act or omission by a Participant in the good faith exercise of the Participant’s business judgment as an officer of the Employer.

“Chief Executive Officer” means the Chief Executive Officer of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation and Human Resources Committee of the Board or any person or persons appointed by the Board to administer the Plan.

“Common Stock” means the Company’s common stock, par value $1.00 per share.

“Company” means Lyondell Chemical Company.

“Constructive Termination for Good Reason” means:

(i) the Participant is assigned to any duties or responsibilities that are not comparable to the Participant’s position, offices, duties, responsibilities or status with the Employer at the time of the Change in Control, or the Participant’s reporting responsibilities or titles are changed and the change results in a reduction of the Participant’s responsibilities or position with the Employer;

(ii) the Participant’s level of benefits (qualified and executive) or compensation (individual base compensation and short and long-term incentive opportunity) is reduced below the comparable level payable to similarly situated executives at the Employer; or

(iii) the Participant is actually transferred, or offered a proposed transfer, as evidenced in the Employer’s written communication to the Participant, to a location other than the location where he was primarily employed immediately preceding the Change in Control, unless that new location is a major operating unit or facility of the Employer that is located within 50 miles of the Participant’s primary location on the date immediately preceding a transfer; provided, however, (1) the Participant shall provide the Committee or the Board with written notice, within thirty (30) days from the date that he is given the Employer’s written notice of an actual or proposed transfer, that the transfer shall constitute a Constructive Termination for Good Reason, (2) the Employer fails to provide the Participant with written notice rescinding the actual or proposed transfer within twenty (20) days of the date the Employer receives the Participant’s notice and (3) if the Employer does not rescind the transfer, the Participant must terminate his employment due to Constructive Termination for Good Reason within forty (40) days after that twenty (20)-day rescission period so, in any event, the Participant shall have terminated his employment with the Employer within ninety (90) days after the Participant first receives the Employer’s written notice of the actual or proposed transfer.

“Disability” means a permanent and total disability as defined in the Employer-sponsored long-term disability plan applicable to the affected Participant.

“Effective Date” means January 1, 2005.

“Employee” means an individual employed by the Company or a Subsidiary.

“Employer” means the Company or any Subsidiary that employs a Participant.

“Governing Body” means (i) the Board, if the Employer is the Company, or (ii) the applicable governing body of any other Employer.

“Key Employee” means a Participant who at any time during the prior Plan Year was identified as (i) an officer or the Company with annual compensation greater than $130,000, as adjusted, (ii) a five percent (5%) owner of the Company, or (iii) a one percent (1%) owner of the Company with annual compensation from the Company of more that $150,000, as adjusted, as determined according to the requirements of Code Sections 409A and 416(i). For Plan distribution purposes, an Employee identified as a Key Employee during a year ending on the identification date shall be considered a Key Employee for a twelve month period beginning on the following April 1. December 31 of the prior Plan Year shall be used as the identification date to identify Key Employees under the Act.

“Level One” means the Company’s Chief Executive Officer and those elected officers of the Company recommended by the Chief Executive Officer and approved by the Committee.

“Level One Participant” means a Participant who is employed in a Level One capacity by the Company during the relevant eligibility period under Section 3;

“Level Two” means an elected officer of the Company who does not serve in a Level One capacity, an officer of a Subsidiary or an Employee in a senior management position of the Company or any Subsidiary who the Chief Executive Officer designates as eligible to participate.

“Level Two Participant” means a Participant employed in a Level Two position during the relevant eligibility period under Section 3.

“Level Three” means an Employee in a senior management position of the Company or any Subsidiary who the Chief Executive Officer designates as eligible to participate.

“Level Three Participant” means a Participant employed in a Level Three position during the relevant eligibility period under Section 3.

“Participant” means an Employee eligible for a Plan benefit under Section 3 as a Level One Participant, Level Two Participant, or Level Three Participant.

“Plan” means the Lyondell Chemical Company Executive Severance Pay Plan, as amended from time to time.

“Subsidiary” means (i) any corporation, limited liability company or similar entity of which the Company directly or indirectly owns shares representing more than 50% of the voting power of all classes or capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of that entity, (ii) LYONDELL-CITGO Refining, LP so long as the Company maintains an equity ownership interest equal to at least 25% in that entity, or (iii) any other entity in which the Company has an equity ownership interest of at least 25%, so long as the Committee designates that entity as a Subsidiary for Plan purposes.

3.	Administration and Eligibility.

(a) Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt rules, regulations and guidelines to carry out this Plan as it deems necessary or appropriate. The Committee, in its discretion, may retain the services of an outside administrator to perform any of its Plan functions. Any Committee decision in interpreting and administering this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Notwithstanding the foregoing, on or before a Change in Control, the Board shall designate a successor plan administrator which, in all events, shall be independent of the Company and any Company affiliate. The successor plan administrator shall have all the powers given under the Plan to the Committee to (i) determine all questions relating to Plan benefits; (ii) adopt rules and procedures to administer the Plan; and (iii) interpret Plan provisions.

(b) Eligibility to Participate. Employees who, at any time in the two (2) year period before a Change in Control, occupied a position classified as Level One or Level Two, shall be eligible to receive Plan benefits and those individuals shall be Level One Participants and Level Two Participants, respectively. In addition, the Chief Executive Officer may designate Employees in Level Two or Level Three, individually or by employee classification, as Level Two or Level Three Participants under the Plan. The Chief Executive Officer must notify an Employee of designation as a Level Two or Level Three Participant in writing, with notice delivered to the Participant and a copy sent to Committee members. Notwithstanding the foregoing, an Employee will not be eligible to become a Participant so long as that Employee is currently eligible for a severance benefit upon termination of employment with the Company pursuant to a plan or agreement established by Millennium Chemicals, Inc. or any of its former subsidiaries or affiliates.

(c) Eligibility for Severance Benefits. If a Participant’s employment is terminated within two years following a Change in Control, (i) by the Participant within ninety (90) days after any event occurs which constitutes a Constructive Termination for Good Reason, or (ii) by the Employer for reasons other than (A) Cause, or (B) the Participants’ death or Disability, then the Company will provide or cause to be provided to the Participant the rights and benefits in Section 4. No event which occurs on or after the date an Employer ceases to be a Subsidiary shall entitle a Participant employed by that former Subsidiary to receive any severance benefits pursuant to Section 4.

4. Severance Benefits. If a Participant is eligible for Severance Benefit under Section 3(c), then the Company shall provide or cause to be provided to the Participant benefits as follows:

(a) Salary and Other Payment at Termination. The Company shall pay to the Participant a cash lump-sum payment in the amount of:

(i) for Level One Participants, three (3) times the Participant’s Applicable Annual Earnings;

(ii) for Level Two Participants, two (2) times the Participant’s Applicable Annual Earnings; and

(iii) for Level Three Participants, one (1) times the Participant’s Applicable Annual Earnings.

(b) Stock Options. All non-vested stock options which have been granted to the Participant under any of the Company’s incentive plans (a “Stock Option Plan”) shall become 100% vested and fully exercisable as of the date of the Change in Control, notwithstanding any provision of the Stock Option Plans or the Participant’s associated stock option agreements, if any, to the contrary.

If the Company is the surviving entity following a Change in Control, to the extent compliant with the Act, all stock options owned by a Participant shall be freely exercisable for the remainder of their existing terms without regard to any earlier date in any Stock Option Plan or associated stock option agreement, including, without limit, an earlier expiration date on a Participant’s employment termination.

(c) Minimum Retirement Benefits. If a Participant is not fully vested when he becomes eligible for Severance Benefits, the Company shall cause the Participant to be treated as if fully vested in the Employer’s qualified defined benefit retirement plan, and to be fully vested in the Company’s Supplementary Executive Retirement Plan (or its successor), and any Subsidiary plan comparable to the Company’s Supplementary Executive Retirement Plan. If the Participant has not satisfied the minimum age and service requirements for early retirement eligibility under these plans, the Company shall also cause the Participant to be treated as having satisfied or to have satisfied the minimum age and service requirements for early retirement eligibility to determine the Participant’s eligibility to commence benefit payments under these plans. To determine the amount of benefits payable under the Employer’s qualified defined benefit plan and Supplementary Executive Retirement Plan (or its successor) or comparable Subsidiary plan, benefits shall be calculated for a Participant who has attained age 55 when benefit payments commence as if the Participant met the plans’ early retirement eligibility requirements. Benefits for a Participant who has not attained age 55 when benefit payments commence shall be calculated as if the Participant had met early retirement eligibility requirements, and then shall be actuarially adjusted to reflect early commencement of the benefit. Payments attributable to these calculations which exceed any amount actually payable under the Employer’s qualified defined benefit retirement plan under this Section 4(c) shall be paid in a lump sum cash payment on employment termination. If the Participant is covered under a Subsidiary’s qualified defined benefit plan or a Subsidiary plan comparable to the Company’s Supplementary Executive Retirement Plan, the Company will cause the Subsidiary to provide a lump-sum cash payment on employment termination equal to the excess (if any) of the amount payable under this Section 4(c) and the present value of the amount payable under the Subsidiary’s plans. No payment under this Section shall be deemed to be any part of the Participant’s benefit vested on or before December 31, 2004 under any Employer Supplementary Executive Retirement Plan.

The Participant shall be eligible for coverage under the retiree medical plan of the Company (or its successor) on employment termination, regardless of attained age and service. Excluding eligibility requirements, coverage shall be provided for the Participant and the Participant’s dependents on the same terms and conditions, as that provided to other retired executives or senior managers of the Company (or its successor) in the same class or category of position as the Participant held before the Change in Control; provided, however, that the medical coverage in Section 4(d) shall govern for the first twenty-four (24) months following termination if that coverage is more favorable to the Participant.

(d) Insurance and Other Benefits. For a period of twenty-four (24) months following termination, the Participant (and his or her dependents, as applicable) shall be covered at the Company’s expense by the Company’s life insurance, medical, dental, accident and disability plans or any successor to a plan or program in effect at employment termination for active employees in the same class or category as the Participant, or who would be in the same class or category if employed by the Company (hereafter individually and collectively referred to as “Welfare Plan”), subject to the terms of the Welfare Plan and to the Participant’s continued contributions, if required, which contributions shall not exceed those charged to active employees in the same class or category in which the Participant was employed by the Company. If the Participant is ineligible to continue to be covered under the terms of any Welfare Plan, or if the Participant is eligible but the benefits applicable to the Participant (and his dependents, as applicable) are not substantially equivalent to those benefits immediately before employment termination, then, the Company, at its expense, shall provide to the Participant (and his or dependents, as applicable) benefits substantially equivalent to those in effect immediately before employment termination through other sources for a period of twenty-four (24) months following employment termination,. Any continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”) under any Company group health plan shall be in addition to the coverage provided under this Section and shall not begin until the twenty-four (24) month period ends.

If the Company is unable to make monthly payments for these benefits under the Act, the Company shall calculate the cost of the benefits, at the rate in effect at employment termination, for the twenty-four (24) month period and shall pay that amount to the Participant at the same time other Severance Benefits are paid. The Participant then shall be responsible for any payment required to provide these benefits.

(e) Outplacement. The Company, at its expense, shall provide reasonable outplacement assistance to the Participant for a period not to exceed one (1) year from a professional outplacement assistance firm which is reasonably suitable to the Participant and commensurate with his position and responsibilities. In no event will the amount expended for outplacement assistance for the Participant exceed $40,000 USD.

(f) Certain Tax Payments. If the Participant becomes entitled to one or more payments (with a “payment” including, without limit, an increase in pension benefits and the vesting of an option or other non-cash benefit or property) under the terms of any plan, arrangement or agreement with the Employer (the “Change in Control Payments”), which are or become subject to the tax imposed by Code Section 4999 of the Code (or any similar tax that may be imposed) (the “Excise Tax”), the Company shall pay to the Participant an additional cash amount (the “Additional Gross-up Payment”) such that the net amount retained by the Participant after reduction for (i) any Excise Tax on the Change in Control Payments and (ii) any federal, state and local income or employment tax and Excise Tax payable with respect to the Additional Gross-up Payment, shall equal the Change in Control Payments. To determine the amount of the Additional Gross-up Payment, the Participant shall be deemed (i) to pay federal income taxes at the highest stated rate of federal income taxation (including surtaxes, if any) for the calendar year in which the Additional Gross-up Payment is to be made; and (ii) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year in which the Additional Gross-up Payment is to be made. Any Additional Gross-up Payment required hereunder shall be made to the Participant at the same time any Change in Control Payment subject to the Excise Tax is paid or deemed received by the Participant. The Additional Gross-up Payment shall not be paid under this Plan if an Additional Gross-up Payment which is identical to or greater than the amount calculated in this Section 4(f) is paid under any plan, arrangement or agreement with the Employer.

If, in connection with the examination of a Participant’s tax return, the Internal Revenue Service asserts that any amount payable or benefit provided hereunder is a “parachute payment” as defined in the Code and that amount or benefit was not treated as a parachute payment in determining an Additional Gross-up Payment, the Company, at its cost, shall assume the defense of any controversy involving this issue and shall indemnify and hold the Participant harmless for all liabilities, costs, taxes, interest and penalties attributable to this issue and, to the extent necessary (without duplication), shall increase the Additional Gross-up Payment to give effect to any additional amount or benefit determined to be a parachute payment. The Participant shall cooperate with the Company so the Company will be able to challenge any adverse determination by the Internal Revenue Service through administrative proceedings and, if the Company decides, through litigation.

(g) No Duty to Mitigate; Offsets. A Participant’s Severance Benefit entitlement shall not be governed by any duty to mitigate the Participant’s damages by seeking further employment nor offset by any compensation which the Participant may receive from future employment. However, a Participant’s payment under Section 4(a) shall be reduced by any payment required by law, regulation, custom, contract, agreement or other Company or Employer severance plan related to the Participant’s employment termination, including but not limited to, any salary continuation during any notice period required by law, other than the notice period applicable to a Constructive Termination for Good Reason.

(h) Time of Payments. Any cash payment under this Section shall be paid to a Participant within thirty (30) days of the Participant’s employment termination, unless the Participant is a Key Employee. Cash payments and benefits to a Participant who is a Key Employee shall be made six (6) months after that Participant’s severance from service, to the extent required by the Act.

5. Company Benefit Plans. The specific arrangements referred to in this Plan are not intended (i) to exclude or limit a Participant’s participation in other benefit plans or programs in which the Participant currently participates or may participate including, without limit, retiree benefits, or benefits which are available to executive personnel generally in the same class or category as the Participant or (ii) to preclude or limit other compensation or benefits as may be authorized by the Committee or the Governing Body from time to time. If not otherwise paid or provided, the Company shall timely pay or provide to the Participants and/or the Participant’s dependents any other amounts or benefits required to be paid or provided or which the Participant or the Participant’s dependents are eligible to receive under this Plan and under any plan program, policy or practice or contract or agreement of the Company as in effect and applicable generally to executive personnel in the same class or category of a Participant.

6. Payment Obligations Absolute. The Company’s obligation to pay or provide, or to cause to be paid or provided, to Participants the amounts and benefits and to make the arrangements provided in this Plan shall be absolute and unconditional and shall not be affected by any circumstances (including, without limit, any claim, counterclaim, recoupment, defense or other right, which the Employer may have against a Participant or anyone else, other than an offset provided under Section 4(g)). All amounts payable by or on behalf of the Company shall be paid without notice or demand. Each and every payment made by or on behalf of the Company shall be final and the Company and its subsidiaries or affiliates, for any reason whatsoever, shall not seek to recover all or any part of that payment from a Participant or from whomever shall be entitled to it. In no event shall an asserted violation of any Plan provision constitute a basis to defer or withhold any amount payable to, or on behalf of, a Plan Participant.

7.	Confidentiality and Cooperation.

(a) Cooperation. Following termination, Participants will furnish information and render assistance and cooperation as reasonably requested in connection with any litigation or legal proceedings concerning the Company, any of its Subsidiaries (other than any legal proceedings arising out of or concerning Participant’s employment or Participant’s termination). The Company will pay or reimburse Participants for reasonable expenses in connection with this cooperation.

(b) Release of Liability. Each Participant, as a further eligibility condition for Plan benefits under Section 4, must execute and deliver to the Company, in a form acceptable to the Company, a separate release and waiver, which, without limiting the generality of the foregoing, shall include a release and discharge of the Company, its Subsidiaries, and its and their directors, board of directors, officers, employees, owners, agents, successors and assigns from any and all suits, causes of action, demands, claims, charges, complaints, liabilities, costs, losses, damages, injuries, bonds, judgments, attorneys’ fees and expenses, in any form whatsoever, in law or in equity, whether known or unknown, whether suspect or unsuspected, arising out of the Participant’s employment with Company or any Subsidiary through his termination.

8. Plan Term. If a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until all Participants who become entitled to any Plan payments shall have received those payments in full. The Committee may amend, substitute, revoke or terminate the Plan at any time before a Change in Control; provided, however, that no amendment, substitution, revocation or termination shall occur without consent of the affected Participants if a third party has submitted a proposal to the Board that is reasonably calculated, in the Committee’s judgment to effect a Change in Control. After a Change in Control, the Plan shall not be amended, substituted, revoked or terminated in any respect which adversely affects a Participant’s rights of a Participant without the Participant’s consent.

Notwithstanding the above, if any Plan provision would result in an additional tax under the Act, that provision will be reformed to avoid the additional tax and no action taken to comply with the Act shall be deemed to adversely affect a Participant’s rights. Without limiting this general provision, the Plan may be amended to modify (i) the definition of “Constructive Termination for Good Reason,” (ii) the conditions for eligibility under Section 3(c), (iii) the time to pay or provide benefits under Section 4, and (iv) eligibility for insurance coverage under Section 4, including retiree medical coverage, to the extent necessary to avoid imposition of an additional tax under the Act.

9. Notices. All notices, requests, demands and other communications required or permitted to be given under this Plan (“notices”) shall be in writing and shall be deemed to have been given if delivered by-hand, given by facsimile or telegram, or mailed via certified or registered U.S. mail, to the party to receive the notice at the party’s address set forth below; provided that either party may change its address for notice by giving the other party written notice of that change.

If to the Company:

Lyondell Chemical Company

1221 McKinney, Suite 700,

Houston, TX 77010

Attn: Chairman of the Board of Directors

If to a Participant:

Last address on the books of the Employer.

Any notice given under this Plan shall be deemed received (i) when delivered if delivered by-hand or mailed and; (ii) 24 hours after sending, if sent by facsimile or telegram.

10. Claims Procedure. If a Participant or his authorized representative (“claimant”) makes a written request alleging a right to receive Plan benefits or alleging a right to receive an adjustment in Plan benefits being paid, the Committee shall treat it as a benefit claim. All benefit claims under the Plan shall be sent to the Committee and must be received within thirty (30) days after employment termination. The decision will be made within ninety (90) days after the Committee receives the claim unless the Committee determines additional time due to special circumstances is needed. If the Committee determines that an extension to process a claim is required, the final decision may be deferred up to one hundred eight (180) days after the claim is received, if the claimant is notified in writing of the need for the extension and the anticipated date of a final decision before the end of the initial ninety (90) day period.

If the Committee decides that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing, in terms calculated to be understood by the claimant, of the specific reasons for the denial, the Plan provisions on which the denial is based, a description of additional material of information necessary to perfect the claim and an explanation of why the material or information is needed, and an explanation of the Plan’s claim review procedures. If no action is taken on the claim within the time periods shown above, the claim shall be deemed denied on the last day of the applicable time period. The claimant is entitled to a full and fair review of the denied claim after actual or constructive notice of a denial.

The claimant must file a written request for review with the Committee, setting forth the grounds for the request and any supporting facts, comments or arguments he wishes to make, within sixty (60) days after actual or constructive notice. If a written request for review is not received within this sixty (60) day period, the denial will be final. The claimant shall have reasonable access to all relevant documents pertaining to the claim.

The Committee or the persons responsible to conduct the review on the Committee’s behalf shall conduct a full and review the claim. Unless special circumstances require an extension of the review period, the Committee will render its decision no later than the date of its next regularly scheduled meeting, unless the request is filed less than thirty (30) days before that meeting. If the request is filed less than thirty (30) days before a regularly scheduled meeting, the Committee will render its decision no later than the date of the second regularly scheduled meeting after it receives the request. However, if special circumstances require an extension of the review period, a final decision shall be rendered no later than the third regularly scheduled meeting after it receives the request for review, if the claimant is notified in writing of the special circumstances and the date of the expected decision, before the time is extended due to special circumstances. If the decision on review is not furnished to the claimant within the applicable time period(s), the claim shall be denied on the last day of the applicable period. Committee decisions shall be in writing and provided no later than five (5) days after the decision is made. The decision shall include specific reasons for the action taken, including the specific Plan provisions on which the decision is based. The claimant shall be notified of the right to reasonable access, on request, to relevant documents or other information without charge.

11. Arbitration of Disagreements. Any dispute, controversy or claim arising out of or relating to Plan obligations (after exhaustion of the claims procedure remedies under Section 10), shall be settled by final and binding arbitration according to the American Arbitration Association Employment Dispute Resolution Rules. The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days after one party receives the other party’s notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels submitted by the American Arbitration Association (the “AAA”). The selection process to be used is set forth in the AAA Employment Dispute Resolution Rules, but if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to appoint and arbitrator, but shall continue to submit additional panels until an arbitrator has been selected. All fees and expenses of the arbitration, including a transcript if requested, will be borne by the parties equally.

12.	Miscellaneous.

(a) Assignment. No right, benefit or interest hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-off for any claim, debt or obligation, or subject to execution, attachment, levy or similar process; but a Participant may assign any right, benefit or interest if the assignment is permitted under the terms of any plan or insurance policy, or annuity contract governing that right, benefit or interest.

(b) Construction. Nothing in this Plan shall be construed to amend any provision of any plan or policy of the Company or any Subsidiary except as otherwise expressly noted herein. This Plan is not, and shall not, be deemed to create any commitment by the Company or any Subsidiary to continue a Participant’s employment. The captions of this Plan are not part of the provisions and shall have no force or effect. Whenever the context requires, the masculine gender includes the feminine gender, and words used in the singular or plural will include the other.

(c) Successors. A Participant’s rights under this Plan are personal to the Participant and shall not be assignable by a Participant other than by will or the laws of descent and distribution without the Company’s prior written consent. This Plan shall inure to the benefit of and be enforceable by a Participant’s legal representatives. The Company will require any successor to assume this Plan, and to agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform this Plan if no succession had taken place. The Company’s failure to obtain the successor’s assumption and agreement shall entitle a Participant to compensation from the Company in the same amount and on the same terms as he would be entitled under this Plan as if a Constructive Termination for Good Reason had occurred.

This Plan shall be binding upon and inure to the benefit of the Company and any successor organization or organizations which shall succeed to substantially all of the Company’s business and/or assets (whether directly or indirectly by merger, consolidation, acquisition of substantially all the Company’s assets or otherwise, including by operation of law).

(d) Taxes. Any payment or delivery required under this Plan shall be subject to all legal requirements regarding tax withholding, filing, reporting and other obligations.

(e) Governing Law. TO THE EXTENT THIS PLAN IS NOT GOVERNED BY FEDERAL LAW, THIS PLAN SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES.

LYONDELL CHEMICAL COMPANY